Exhibit 16.1

May 15, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by NLS Pharmaceutics Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of its Annual Report on Form 20-F of NLS Pharmaceutics Ltd. dated May 15, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers AG

Zurich, Switzerland

Attachment

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